ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of
Ross Miller
Secretary of State
State of Nevada

Filing Date and Time:
06/29/2009 5:03PM

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

JB CLOTHING CORPORATION        FILE #E0604322008-0

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1. Name of Corporation: The name of the corporation is ENTEST BIOMEDICAL, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation' nave voted in favor of the amendment is:  MAJORITY

4. Effective date of filing: (optional) 7/12/09

5. Signature: (required)

/s/ David R. Koos
Signature of Officer